As filed with the Securities and Exchange Commission on August 13, 1998

                           Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         INTELECT COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                       76-0471342
 (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                             1100 EXECUTIVE DRIVE
                            RICHARDSON, TEXAS 75081
                                (972) 367-2100
                  (Address, including zip code, and telephone
                 number, including area code, or Registrant's
                         principal executive offices)

            INTELECT COMMUNICATIONS, INC. STOCK INCENTIVE PLAN (1)
                           (Full title of the plan)
                                  ----------

                               HERMAN M. FRIETSCH
                  Chairman and Chief Executive Officer INTELECT
                              COMMUNICATIONS, INC.
                              1100 Executive Drive
                             Richardson, Texas 75081
                     (Name and address of agent for service)
                                 (972) 367-2100
          (Telephone number, including area code, of agent for service)

                                   ----------

                          Copies of correspondence to:
                              RYAN & SUDAN, L.L.P.
                         Two Houston Center, Suite 3900
                              Houston, Texas 77010
                             Attn: Robert C. Beasley

      Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT

                        CALCULATION OF REGISTRATION FEE

                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES      AMOUNT TO          OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
 TO BE REGISTERED     BE REGISTERED(1)(2)    PER SHARE(3)            PRICE            REGISTRATION FEE
-------------------   -------------------  -----------------   ------------------    ------------------
Common Stock,
 $.01 par value           1,000,000             $3.86              $3,860,000              $1,139

(1) Of the 5,000,000 shares of Common Stock issuable under the Company's Stock Incentive Plan amended as of June 18, 1998, 4,000,000 shares were previously registered on the Company's Registration Statement on Form S-8, filed January 2, 1998 (Commission File Number 333-3246), for the original Stock Incentive Plan.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued if certain anti-dilution provisions of the Company's Stock Incentive Plan, as amended, become operative.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the registration fee has been calculated based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 6, 1998.

                                 INTRODUCTION

       On June 18, 1998, the stockholders of the Company approved at its Annual Meeting of Stockholders a proposal to amend the Company's Stock Incentive Plan (the "Plan") to increase the number of shares available for issuance under the Plan by 1,000,000 for an aggregate amount of shares available for issuance under the Plan of 5,000,000 shares. The Company hereby incorporates by reference the registration statement on Form S-8 filed on January 2, 1998 (File No. 333-3246) which covered 4,000,000 shares of Common Stock.

                                    PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

      The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

      1. Annual Report on Form 10-K filed on March 31, 1998;
      2. Quarterly Report on Form 10-Q filed on May 15, 1998;
      3. Current Report on Form 8-K filed on May 11, 1998;
      4. Current Report on Form 8-K filed on June 29, 1998; and
      5. The description of the Company's Common Stock contained in the Registration Statement on Form S-4 declared effective on October 30, 1997 (File No. 333-39063) and the Form 8-K of the Company filed on December 5, 1997.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

      The consolidated balance sheet of the Company as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 have been incorporated by reference herein together with the related notes and the report of Arthur Andersen LLP dated March 27, 1998.

      The consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, the two month period ended December 31, 1995 and the year ended October 31, 1995, together with the related notes and the report of KPMG Peat Marwick, independent chartered accountants, all contained in the Company's 1997 annual report, are incorporated herein by reference. The report of KPMG Peat Marwick on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations and is dependent upon the successful development and commercialization of its products and its ability to secure adequate sources of capital until the Company operates profitably. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby will be passed upon by Ryan & Sudan, L.L.P., Houston, Texas. Philip P. Sudan, Jr. is a partner of Ryan & Sudan, L.L.P and a director of the Company. Mr. Sudan beneficially owns 246,688 shares of Common Stock. Mr. James W. Ryan, a partner in Ryan & Sudan, L.L.P., beneficially owns 63,342 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

      Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

      Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders.

      Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See exhibit Index following signature page.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement as amended by this Post-Effective Amendment No. 1:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on August 13, 1998.


                                          INTELECT COMMUNICATIONS, INC.



                                          By: /s/ HERMAN M FRIETSCH
                                                  Herman M. Frietsch
                                                  Chairman and Chief Executive
                                                   Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.


SIGNATURE                     TITLE                               DATE
---------                     -----                               ----

/s/ HERMAN M. FRIETSCH     Chief Executive Officer and        August 13, 1998
    Herman M. Frietsch     Director (Principal
                           Executive Officer)



/s/ EDWIN J. DUCAYET, JR.  Vice President, Chief Financial    August 13, 1998
    Edwin J. Ducayet, Jr.  Treasurer, and Assistant
                           Secretary (Principal Financial
                           Officer and Principal
                           Accounting Officer)


/s/ PHILIP P. SUDAN, JR.   Director                           August 13, 1998
    Philip P. Sudan, Jr.


/s/ ANTON LIECHTENSTEIN    Director                           August 13, 1998
    Anton Liechtenstein

/s/ ROBERT E. GARRISON II  Director                           August 13, 1998
    Robert E. Garrison II

Item 21.  Exhibits and Financial Statement Schedules

      (a)  Exhibits

         EXHIBIT  DESCRIPTION OF EXHIBIT
         -------  ----------------------
           4.1    Amended and Restated Certificate of Incorporation of the
                  Company(1)
           4.2    Amended and Restated By-laws of the Company(1)
           5.1    Opinion of Ryan & Sudan, L.L.P.
           23.1   Consent of Arthur Andersen, L.L.P.
           23.2   Consent of KPMG Peat Marwick
           23.3   Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)
           99.1   Stock Incentive Plan of the Company (2)

            ------------------------------
            (1) Incorporated herein by reference to Form S-4 of the Company
                (File No. 333-39063)
            (2) Incorporated herein by reference to the Proxy Statement of the
                Company filed April 28, 1998.

      (b)  Financial Statement Schedules

            Not applicable.